EXHIBIT 21.01

BROOKS AUTOMATION, INC.
SUBSIDIARIES OF THE REGISTRANT

Legal Entity	Jurisdiction
Brooks Automation (Delaware) LLC	USA
Brooks Automation (France) SAS	France
Brooks Automation (Germany) GmbH	Germany
Brooks Automation (Singapore) PTE LTD	Singapore
Brooks Automation Taiwan Company Ltd	Taiwan
Brooks Automation (UK) Ltd	UK
Brooks Automation Asia Ltd	Korea
Brooks Automation Israel, Ltd	Israel
Brooks Automation Korea Inc.	Korea
Brooks Automation Luxembourg SARL	Luxembourg
Brooks Technology (Shanghai) Limited	China
CTI Nuclear, Inc.	USA
Granville -- Phillips Company	USA
Helix Securities Corp.	USA
Brooks Japan KK	Japan
Brooks Automation AG	Switzerland
Brooks Automation Holding GmbH	Switzerland
Interval Logic Corporation	USA
Strathmore Corporation	USA
Ulvac Cryogenics Inc. (50% JV in Japan)	Japan
Yaskawa Brooks Automation, Inc. (50% JV in Japan)	Japan
Crossing Automation Hong Kong Ltd	Hong Kong
SMIF Equipment (Tianjin) Co., Ltd	China
Crossing Automation China Co., Ltd	China
Brooks CCS GmbH	Germany
DMS Shanghai Trading Co. Ltd	China
Dynamic Microsystems LLC	USA
DMS Dynamic Micro Systems USA Corp.	USA